Supplementary Agreement to the Call Option
Agreement

Whereas, on Oct 30th 2009, Xu Hong Bing and Golden Wind Holdings Limited (collectively called the “seller”) signed the Call Option Agreement (hereinafter call “Call Option Agreement”) with __________________ (hereinafter called the “Buyer”). On April 30th 2010, the Seller and Buyer entered into this Supplementary Agreement with respect to the following matters.
RECITAL

1. In accordance with the requirement of the “Condition 2” of DEFINITIONS 1.1 and agreements in Call Right 2.1 in Each Call Option Agreement, provided that Wuhan Guoce Nordic New Energy Co., Ltd (hereinafter called the “Company”) and its subsidiaries achieving not less than 0.5 million US Dollar in after-tax net income for the fiscal year ended December 31st, 2009, the Buyer shall be entitled to obtain 30% of the Seller’s shares;

2. Whereas, most incomes of the Company for the fiscal year ended December 31st, 2009 has not been recognized by the independent auditor of the Company for such fiscal year and resulted in the failure of the Company satisfying the requirement of the “Condition 2”;

Agreements

The Seller and Buyer agreed that, under the principle of mutual interests, to lower the requirement of the said after-tax income to not less than 0.3 million US Dollars. That is the Company’s after-tax income for the fiscal year ended December 31st, 2009 not less than 0.3 million US Dollars, the Buyer shall be entitled to obtain 30% of the Seller’s shares. Remaining conditions and terms of the Call Option Agreement shall remain unchanged.

This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a Party shall constitute a valid and binding execution and delivery of this Agreement by such Party.

[Signature Page Follows]

IN WITNESS WHEREOF, Parties have executed and delivered this Agreement on April 30th, 2010,

The Buyer
Signature: ______________

The Seller
Signature: ______________

Golden Wind Holdings Limited